Exhibit 99.1

September 20, 2006

Mr. Gregory B. Lykins

Chairman of the Board

Main Street Trust, Inc.

100 West University Avenue

Champaign, Illinois  61820

Dear Mr. Lykins:

As you know, Main Street Trust, Inc. (“Main Street”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Busey Corporation (“Busey”) with respect to the proposed transaction (the “Merger”) whereby Main Street will be merged with and into Busey.  Among the conditions of the Merger is that the three principal executives of Main Street, each of whom is a party to an employment agreement with Main Street (the “Employment Agreement”), execute and deliver to Main Street and Busey a letter of understanding as described in Section 6.14 of the Merger Agreement.

Accordingly, in consideration for proceeding with the actions contemplated by the Merger Agreement, Main Street requests your signature below and subsequent delivery of this letter of understanding to Main Street, to evidence confirmation of your understanding of and agreement to the following terms:

(1)           You shall deliver to Main Street, or its successor, your resignation from all of the officer and director positions you hold with Main Street and any subsidiaries immediately following consummation of the Merger (the “Effective Time”), and at which time your employment under the terms of the Employment Agreement will terminate, subject to your acceptance of the separate proposal (outlined below) for continued employment following the Effective Time.  Such termination of employment shall not constitute a separation of service for purposes of any compensation or benefits programs of Main Street or its successors.

(2)           The parties agree and acknowledge that as of the Effective Time the Employment Agreement shall be cancelled and you shall have no rights or interests thereunder, unless specifically provided herein.

(3)           You shall be paid at the Effective Time a one-time, single lump sum payment in the amount equal to the greater of Nine Hundred Thousand Dollars ($900,000) or three (3) times the Severance Payment (as defined in the Employment Agreement), with such amount to be subject to all applicable withholdings.

(4)           You shall continue to receive certain life, health and disability insurance benefits for a period of three (3) years following the Effective Time; provided, however, that such obligations shall be satisfied by providing to you the same insurance coverage benefits as are provided by Main Street (or its successor) to its employees from time to time after the Effective Time during the periods you are serving as an employee of Main Street (or its successor); provided further, that, in the event of your subsequent termination of employment with Main Street (or its successor) prior to the third (3rd) anniversary of the Effective Time, such insurance coverage shall continue to be provided to you until such anniversary.

(5)           You shall continue to be eligible to receive any “gross-up” and any other indemnification provisions relating to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, as provided in Section 4(g) of the Employment Agreement.

(6)           You shall continue to be subject to the restrictive covenants of Sections 5 and 6 of the Employment Agreement.

Main Street and Busey recognize the value that your continued participation with our combined companies will bring.  To that end, the combined entity is very much interested in your agreement to serve in the position of Non-Executive Vice Chairman, on the following terms:

•                              Continued employee status: based on a one (1) year term, which will automatically renew, absent 90-day notice from either party of the party’s desire for the employment relationship to terminate at the end of the then current term;

•                              Serve as a member of the board of directors of the successor’s holding company (subject to future elections of such company’s shareholders); as of the 2009 shareholders meeting you will be appointed as the chairman of the board;

•                              Non-officer role: you will not be an officer of the successor entity or of any of its subsidiaries;

•                              Annual salary rate of $50,000 per year;

•                              Annual incentives at sole discretion of the board of directors of the successor entity;

•                              Eligibility to participate in employee benefit plans of successor entity, including any tax-qualified or welfare benefit plans, offered to other non-executive employees generally;

•                              Continued indemnification as provided in Section 7 of the Employment Agreement;

•                              Continued auto and country club allowances as currently in effect; and

•                              Continued opportunity to receive stock options or other equity awards and other compensation as may be granted to the successor entity’s directors generally.

Please acknowledge your acceptance of this letter and its terms, and your agreement to execute and deliver such agreements consistent with the terms hereof as may be requested and to take such actions as described above by signing both copies of this letter and returning one copy to Main Street.

Very truly yours,

MAIN STREET TRUST, INC.

/s/ Van A. Dukeman
Van A. Dukeman
President and Chief Executive Officer

Acknowledged and agreed to
this 20th day of September, 2006.

/s/ Gregory B. Lykins
Gregory B. Lykins